Exhibit 10.01

RETENTION INCENTIVE AGREEMENT

On February 20, 2008 the Compensation Committee of the Board of Directors of FBR Group (the “Company”) approved a one time cash retention incentive payable to you in the amount of $2,000,000 in an effort to ensure your continued service in the capacity of Chairman or Chairman and Chief Executive Officer of FBR Group. The following terms and conditions apply to this incentive:

1.	The incentive payment described above does not constitute compensation for services performed. Rather, it is a discretionary incentive based on the Board’s recognition of your performance and its expectation that you will continue capably to perform your duties as Chairman or Chairman and Chief Executive Officer.

2.	If you voluntarily resign from the company prior to December 31, 2009 the entire cash retention incentive shall immediately become due for repayment to the company, except as provided in section 5 below.

3.	If you are involuntarily terminated by the company for Cause prior to December 31, 2009, the entire cash retention incentive shall immediately become due for repayment to the company. For the purpose of this agreement only, “Cause” means: (i) material violation of the company’s corporate policies; (ii) fraud, material dishonesty or gross negligence in the performance of your duties or responsibilities; (iii) conviction by any governmental body of any offense that would constitute a felony (other than a minor traffic violation); (iv) failure to pass any examinations required for continued employment; (v) a willful act of dishonesty or fraud that adversely impacts the company; and (vi) the refusal to substantially perform your regular and customary duties as Chairman and CEO.

4.	If you die or become permanently disabled prior to December 31, 2009, no portion of the cash retention incentive shall be repayable.

5.	If you voluntarily resign from the company prior to December 31, 2009 after a Change in Control of the company (as defined in the company’s long term incentive plan) together with any demotion or diminution of your responsibilities, no portion of the cash retention incentive shall be repayable to the company. For the purpose of this agreement only, the definition of Change in Control shall be deemed to specifically exclude any business combination with an affiliate company.

Please acknowledge your agreement with the terms set forth above by signing below.

Accepted:

/s/ Eric F. Billings
Eric F. Billings Chairman and CEO

Date: 03/13/08